Exhibit 4.1

AMENDMENT #1 TO

WARRANTS

This Amendment #1 (this "Amendment") to each of the Series A Warrants (the "Series A Warrants") and the Series B Warrants (the "Series B Warrants", together with the Series A Warrants the "Warrants"), each dated as of December 16, 1999, issued by 8x8, Inc., a Delaware corporation (the "Company") to the undersigned investors (the "Investors"), is made as of December 17, 2001 among the Company and each of the Investors.

RECITAL

WHEREAS, Section 1(b)(xxi) of each of the Warrants defines the Warrant Exercise Price as the conversion price of related Series A Notes and Series B Notes (collectively the "Notes"), each dated as of December 16, 1999 and issued by the Company to the Investors;

WHEREAS, the Company and each of the Investors have executed a Redemption and Exchange Agreement, dated as of December 13, 2001 (the "Redemption and Exchange Agreement"), in which the Company and each of the Investors have agreed to exchange the Notes for (i) an aggregate of $4,500,000 in cash, (ii) an aggregate of 1,000,000 shares of the Company's common stock, par value $0.001 (the "Common Stock") and (iii) the Company's agreement to amend the Warrants pursuant to this Amendment;

WHEREAS, in connection with the Redemption and Exchange Agreement, the Company and each of the Investors desire to amend the exercise price of each Warrant to equal the average of the Closing Bid Price (as defined in the Warrants) of the Common Stock on each of the five consecutive trading days immediately preceding the Closing (as defined in the Redemption and Exchange Agreement);

WHEREAS, Section 13 of the Warrants provides that the Warrants may be amended only if the Company has obtained the written consent of the holders of Warrants representing at least a majority of the shares of common stock obtainable upon exercise of the Warrants then outstanding; AND

WHEREAS, the undersigned Investors hold all of the outstanding Warrants.

NOW, THEREFORE, in consideration of the foregoing:

1. Amendment of the Warrants. The Company and each of the Investors agree that each of the Warrants shall be amended as follows:

Section 1(b)(xxi) of each of the Warrants shall be deleted in its entirety and the following substituted in lieu thereof:

"(xxi) "Warrant Exercise Price" shall be equal to $0.898 subject to adjustment as provided herein."

2. Miscellaneous.

2.1 Other Provisions. All other provisions of the Warrants shall remain in full force and effect.

2.2 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature. If the Company executes this Amendment with a facsimile signature, the Company shall provide each Investor with an original signature for each of the Warrants held by such Investor within 2 business days of the date hereof.

IN WITNESS WHEREOF, the Company and each of the Investors have caused this Amendment to be duly executed as of December 17, 2001.

COMPANY		INVESTORS
8x8, INC.		FISHER CAPITAL LTD.
By:	/s/ Bryan Martin	By:	/s/ Daniel J. Hopkins
Name:	Bryan Martin	Name:	Daniel J. Hopkins
Its:	President and Chief Operating Officer	Its:	Authorized Signatory

WINGATE CAPITAL LTD.
By:	/s/ Daniel J. Hopkins
Name:	Daniel J. Hopkins
Its:	Authorized Signatory